Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Reports Second Quarter 2019 Results

•	6% sales growth in challenging environment, results in $144 million net sales
•	Solid profitability at all levels
o	EPS of $0.54 per share; Non-GAAP Cash EPS of $0.65
o	Adjusted EBITDA margin of 24.1%, reflecting sequential 40 basis point improvement over first quarter
o	Gross margin of 39.1%, reflecting sequential 60 basis point improvement over first quarter
•	Updating 2019 guidance due to currency headwinds and end market softening

Sarasota, FL, August 5, 2019 — Helios Technologies, Inc. (Nasdaq: HLIO) (“Helios” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, today reported financial results for the second quarter and first half of 2019, ended June 29, 2019.  The results include Faster Group since its acquisition on April 5, 2018 and Custom Fluidpower (CFP) since its acquisition on August 1, 2018.

Wolfgang Dangel, the Company’s President and Chief Executive Officer, commented, “We are very pleased with the quality of earnings produced in both segments of the business, even on the lower than anticipated sales.  While neither segment was able to drive top line sequential growth, margins were up across the board compared with the first quarter of 2019.  Our Electronics segment experienced softer sales than we expected, but we were successful at managing our costs and output, driving improvement at both the gross and operating margin levels while we continue to make significant investments in R&D for new OEM projects scheduled to start production in 2020 and 2021.  Our Hydraulics segment also realized organic margin expansion in the second quarter over the first quarter.  This improvement was driven by efficiencies following completion of the CVT manufacturing consolidation project which resulted in increased capacity as expected.  However, our Hydraulics sales for the second quarter, particularly for our CVT products, were below our expectations.  Aside from softening in certain end markets, we had sufficient backlog and demand in total, but the sales mix precluded us from maximizing the newly designed capacity in our Sarasota facilities.  This variation in product mix impacted our production scheduling and output during the quarter.  Once our production mix is normalized, the CVT manufacturing consolidation project is expected to drive 15% added capacity within our Sarasota facilities by the end of this year, allowing us to further leverage our fixed cost base.

“From an economic standpoint, clearly there is softening in many markets globally,” continued Dangel.  “We believe that some of the lower demand is resulting from macroeconomic factors like the trade war and general geopolitical uncertainty, while the remainder is due to the economic cycle.  On a sequential basis from the first quarter of 2019 to the second quarter, several end markets such as global mining and U.S. construction still demonstrated resilience.  However, several of our other end markets, including recreational and material handling, have further softened.  European agriculture remains weak as does oil and gas in the Americas.  Most recently, we have started to see a decline in the construction equipment market in APAC, specifically in South Korea.  We are continuing to take market share in other areas within APAC, which drove high single digit sequential growth in that region.”

Helios Technologies | 1500 West University Parkway | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Reports Second Quarter 2019 Results

August 5, 2019

Mr. Dangel added, “Despite the further economic softening, we continue to advance our strategic initiatives.  History has shown that these end markets recover quite quickly from cyclical downturns and we plan to have the capacity available to service our customers and win in the marketplace when our end markets recover.  We are pleased to report that we began shipping products from our newly opened facility in China in June and will be increasing our output as we progress through the year.  This project, which was completed ahead of schedule, strengthens our ‘in the region, for the region’ initiative in support of demand in the growing China market.  Also, acquisition synergy realization continues, including the production of CVT components at the Faster facilities in both Europe and the U.S.”

Second Quarter 2019 Consolidated Results

($ in millions, except per share data)	Q2 2019	Q2 2018	Change	% Change
Net sales	$143.8	$136.2	$7.6	6%
Gross profit	$56.2	$50.4	$5.8	12%
Gross margin	39.1%	37.0%
Operating income	$26.4	$17.0	$9.4	55%
Operating margin	18.4%	12.5%
Non-GAAP adjusted operating margin	21.5%	23.5%
Net income	$17.3	$6.8	$10.5	154%
Diluted EPS	$0.54	$0.22	$0.32	145%
Non-GAAP cash net income	$20.7	$19.8	$0.9	5%
Non-GAAP cash EPS	$0.65	$0.63	$0.02	3%
Adjusted EBITDA	$34.7	$34.9	$(0.2)	(1%)
Adjusted EBITDA margin	24.1%	25.6%

See the attached tables for additional important disclosures regarding Helios’s use of non-GAAP adjusted operating income, non-GAAP adjusted operating margin, non-GAAP cash net income, non-GAAP cash EPS, adjusted EBITDA (earnings before net interest expense, income taxes, depreciation and amortization, and certain non-recurring charges) and adjusted EBITDA margin (adjusted EBITDA as a percentage of sales) as well as reconciliations of GAAP operating income to non-GAAP adjusted operating income and GAAP net income to non-GAAP cash net income and adjusted EBITDA.  Helios believes that, when used in conjunction with measures prepared in accordance with GAAP, non-GAAP measures described above help in the understanding of its operating performance.

Sales

•	Acquisition – CFP contributed $12.6 million
•	Organic – $2.4 million decline, 2%, excluding the effect of currency
•	Foreign currency translation on organic sales – $2.6 million unfavorable

Helios Technologies Reports Second Quarter 2019 Results

August 5, 2019

Profits and margins

•

Gross profit and margin drivers – Production efficiencies and cost management efforts, partially offset by lower margin CFP business model; last year included $3.1 million acquisition inventory step-up amortization

•

Selling, engineering and administrative (SEA) expenses – Increased primarily due to the CFP acquisition and investments to support the growth and change in Helios business structure, partially offset by cost reduction efforts; improved as a percent of sales

•	Amortization of intangible assets – $4.5 million ($8.1 million in prior year due to short-lived acquisition intangibles)
•	Other operating profit and margin factors – Last year included $3.7 million for acquisition and financing related expenses

Non-operating items

•	Foreign currency transaction loss – $0.5 million ($3.3 million in prior year, including loss on foreign exchange forward contract to secure funds for the Faster acquisition)
•	Effective tax rate – 21.3%, down from 26.3% last year

EPS, non-GAAP cash EPS and adjusted EBITDA

•	GAAP EPS – Cost management efforts and improved productivity, partially offset by investments to support growth; last year included acquisition-related expenses
•	Non-GAAP cash EPS – Comparable to last year and first quarter 2019, reflects cost management efforts and improved productivity, offset by investments to support growth
•	Adjusted EBITDA margin – Reflects improved productivity, offset by investments to support growth and lower margin CFP business model

First Half 2019 Consolidated Results

($ in millions, except per share data)	2019	2018	Change	% Change
Net sales	$290.7	$233.5	$57.2	25%
Gross profit	$112.7	$88.0	$24.7	28%
Gross margin	38.8%	37.7%
Operating income	$52.2	$34.3	$17.9	52%
Operating margin	18.0%	14.7%
Non-GAAP adjusted operating margin	21.0%	22.5%
Net income	$33.7	$18.7	$15.0	80%
Diluted EPS	$1.05	$0.61	$0.44	72%
Non-GAAP cash net income	$41.1	$34.9	$6.2	18%
Non-GAAP cash EPS	$1.28	$1.13	$0.15	13%
Adjusted EBITDA	$69.4	$58.2	$11.2	19%
Adjusted EBITDA margin	23.9%	24.9%

See the attached tables for additional important disclosures regarding Helios’s use of non-GAAP adjusted operating income, non-GAAP adjusted operating margin, non-GAAP cash net income, non-GAAP cash EPS, adjusted EBITDA and adjusted EBITDA margin as well as reconciliations of GAAP operating income to non-GAAP adjusted operating income and GAAP net income to non-GAAP cash net income and adjusted EBITDA.  Helios believes that, when used in conjunction with measures prepared in accordance with GAAP, non-GAAP measures described above help in the understanding of its operating performance.

Helios Technologies Reports Second Quarter 2019 Results

August 5, 2019

Sales

•	Acquisition – Faster and CFP contributed $61.6 million
•	Organic – $0.5 million decline, excluding the effect of currency
•	Foreign currency translation on organic sales – $3.9 million unfavorable

Profits and margins

•

Gross profit and margin drivers – Acquisitions, price increases, production efficiencies and cost management efforts, partially offset by lower margin CFP business model; last year included $3.1 million acquisition inventory step-up amortization

•

SEA expenses – Increased primarily due to Faster and CFP acquisitions as well as investments to support the growth and change in Helios business structure, partially offset by cost management efforts; improved as a percent of sales

•	Amortization of intangible assets – $9.1 million ($10.1 million in prior year)
•	Other operating profit and margin factors – Last year included $4.9 million for acquisition and financing related expenses

Non-operating items

•	Net interest expense – Higher due to debt to fund the Faster and CFP acquisitions
•	Effective tax rate – 21.7%, down from 25.5% from last year

EPS, non-GAAP cash EPS and adjusted EBITDA

•	GAAP EPS – Improvement primarily driven by acquisition growth and cost management efforts, partially offset by investments to support growth; last year included acquisition-related expenses
•	Non-GAAP cash EPS – Improvement primarily driven by acquisition growth and cost management efforts, partially offset by investments to support growth
•	Adjusted EBITDA margin – Impacted by investments to support growth and lower margin CFP business model

Hydraulics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Segment sales of $113.7 million increased 10% over the prior-year second quarter.  The $10.1 million increase included $12.6 million from the acquired CFP business and flat organic sales, partially offset by $2.5 million of unfavorable changes in foreign currency exchange rates.  Demand continued to be strong in the Americas region with organic sales increasing 4%.  The Europe, Middle East, Africa (EMEA) region declined 4% and Asia/Pacific (APAC) region sales remained flat organically, both excluding the $2.6 million effect of unfavorable foreign currency exchange rate changes.

Second quarter 2019 gross margin of 37.3% was down from the prior year’s 38.0%.  Organic gross margin improved but was offset by the impact of CFP’s value-add integrator business model which reduced gross margin by approximately 150 basis points in the quarter.

Higher SEA expenses in the 2019 second quarter included $2.3 million for the CFP business as well as investments to support the growth and change in structure of Helios.

As a result of the above, second quarter operating income decreased to $24.1 million, representing 21.2% of sales, compared with 24.5% last year.

Helios Technologies Reports Second Quarter 2019 Results

August 5, 2019

For the first half, segment sales grew $64.0 million, or 39%, to $230.2 million, compared with the 2018 first half.  The growth included $61.6 million of acquisition revenue contributed by Faster and CFP, and 4% organic growth excluding the $3.6 million impact of unfavorable changes in foreign currency exchange rates.  Operating income for the first half was $47.9 million, or 20.8% of sales.

Electronics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Segment sales were $30.1 million for the 2019 second quarter, a 7% decrease compared with the second quarter of last year.  The decline was primarily due to softer demand in recreational and oil and gas end markets as well as a release of contractual obligations to allow the Company to offer all products to a broader and more diversified customer base.  Foreign currency translation had a $0.1 million unfavorable impact on segment sales in the quarter.

Second quarter 2019 gross margin expanded to 45.8%, from 43.4% last year.  Net price increases and cost management efforts which resulted in production efficiencies drove the improvement.

SEA costs decreased by $0.3 million in the quarter compared with last year.

Operating income was $6.5 million in the second quarters of both 2019 and 2018, with the 2019 operating margin improving to 21.6% from 20.0% last year.

For the first half, segment sales were down 10% to $60.5 million, compared with the 2018 first half.  Foreign currency had a $0.4 million unfavorable impact.  Despite the sales decline, operating income was $13.0 million, with the 2019 first half operating margin improving to 21.5% from 20.2% last year.

Balance Sheet and Cash Flow Review

Total debt was $345.1 million at June 29, 2019, down from $352.7 million at the end of 2018.  Cash and cash equivalents at June 29, 2019 were $13.3 million after using available cash to reduce debt at the end of the quarter, compared with $23.5 million at December 29, 2018.  During the second quarter of 2019, the Company paid $17.8 million as the third and final payment due on the Enovation Controls contingent consideration liability.  As a result, the net debt to EBITDA ratio increased to 2.4x at June 29, 2019 compared with 2.3x at March 30, 2019.

Cash provided by operations was $25.4 million and $31.1 million in the first six months of 2019 and 2018, respectively.  The decrease was impacted by $10.7 million of the contingent consideration payment and a net increase in working capital, partially offset by improved cash from earnings.

Capital expenditures were $15.4 million and $10.6 million in the first halves of 2019 and 2018, respectively. The increase was primarily for manufacturing technology enhancements, equipment to complete the Company’s CVT manufacturing consolidation project in Sarasota, machinery and leasehold improvements for the Company’s new China facility, equipment to support CVT’s new engineering center of excellence and the addition of the Faster business.  Capital expenditures in 2019 are estimated to be $30 million to $35 million, in support of the Company’s ongoing investments to drive its innovative leadership.

Helios Technologies Reports Second Quarter 2019 Results

August 5, 2019

2019 Outlook and Guidance

The Company updated its guidance for 2019:

	Previous 2019 Guidance	Updated 2019 Guidance	Change vs 2018 Actual
Consolidated revenue	$580 - $590 million	$565 - $575 million	11% - 13%
Hydraulics segment revenue	$464 - $469 million	$453 - $458 million	18% - 20%
Electronics segment revenue	$116 - $121 million	$112 - $117 million	(7)% - (11)%
GAAP EPS	$2.10 - $2.20	$1.95 - $2.05	31% - 38%
Non-GAAP cash EPS	$2.55 - $2.65	$2.40 - $2.50	4% - 9%
Adjusted EBITDA margin	24.0% - 24.5%	23.5% - 24.0%	(50) - (100) bps

Mr. Dangel noted, “We are updating our guidance for 2019 in light of the changes in foreign currency exchange rates as well as softening end market conditions, exacerbated by the potential impact of recently announced tariffs.  A high percentage of the change in our revenue guidance is attributable to the unfavorable impact of currency changes.  The remainder is due to the impact of further softening in the recreational and oil and gas markets on our Electronics segment as well as the impact of general market softening on our Hydraulics segment, partially offset by the revenue anticipated from our strong backlog.

“The reduction in our revenue expectations will only have a modest impact on our adjusted EBITDA margin expectations and we still expect to grow our bottom line.  We are adapting and adjusting our business processes to respond to the current environment, while continuing to capture the synergies from our acquisitions and execute our long-term strategic initiatives.  Our focus remains on making investments to further globalize our business, advancing our state-of-the-art manufacturing technologies, and introducing innovative market-leading products and solutions that result in market share gains.  We reiterate the goals we established for Vision 2025,” Mr. Dangel concluded.

Webcast

The Company will host a conference call and webcast tomorrow morning at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook.  A question-and-answer session will follow.

The conference call can be accessed by calling (201) 689-8573.  The audio webcast can be monitored at www.heliostechnologies.com.  Participants will have the ability to ask questions on either the teleconference call or the webcast.

A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Tuesday, August 13, 2019.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13692266.  The webcast replay will be available in the investor relations section of the Company’s website at www.heliostechnologies.com, where a transcript will also be posted once available.

About Helios Technologies

Helios Technologies is a global industrial technology leader that develops and manufactures hydraulic and electronic control solutions for diverse markets.  The Company does business through its operating subsidiaries around the world, including Sun Hydraulics, Enovation Controls, and Faster Group.  The Company operates in two business segments, Hydraulics and Electronics.  There are three key technologies within our Hydraulics segment: cartridge valve technology (“CVT”), quick-release hydraulic coupling solutions (“QRC”) and hydraulic system design (“Systems”). Within CVT, our products provide

Helios Technologies Reports Second Quarter 2019 Results

August 5, 2019

functions important to a hydraulic system: to control rates and direction of fluid flow and to regulate and control pressures. QRC products allow users to connect and disconnect quickly from any hydraulic circuit without leakage and ensure high-performance under high temperature and pressure using one or multiple couplers. Systems provide engineered solutions for machine users, manufacturers or designers to fulfill complete system design requirements including electro-hydraulic, remote control, electronic control and programmable logic controller systems, as well as automation of existing equipment. In our Electronics segment, we are a leader in display and control integration solutions offering rugged and reliable instruments, coupled with expertise in J1939 engine protocol, to produce an industry-leading array of easy-to-read displays and gauges for controller area network (“CAN”) transmitted engine data and faults. We refer to this technology as Electronic Controls (“EC”).  Helios Technologies and information about its associated companies is available online at www.heliostechnologies.com.

FORWARD-LOOKING INFORMATION

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward‐looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding the intent, belief or current expectations, estimates, vision or projections of Helios Technologies, Inc. (“Helios” or the “Company”), its directors or its officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the Company’s financing plans; (iii) the Company’s expectations regarding our sales, expenses, gross margins and other results of operations; (iv) trends affecting the Company’s financial condition or results of operations; (v) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (vi) the declaration and payment of dividends; (vii) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization; and (viii) potential challenges relating to changes in and compliance with governmental laws and regulations affecting our U.S. and international business. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.  Important factors that could cause the actual results to differ materially from those in the forward‐looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulics and electronics industries in particular, which directly affect customer orders, lead times and sales volume; (ii) fluctuations in global business conditions, including the impact of economic recessions in the U.S. and other parts of the world, (iii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iv) changes in the competitive marketplace that could affect the Company’s revenue and/or costs, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (v) risks related to the integration of the businesses of the Company, Enovation Controls and Faster Group; (vi) changes in technology or customer requirements, such as standardization of the cavity into which screw‐in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (vii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (viii) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, compliance with anti-corruption laws and trade laws, including export and import compliance, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading Item 1. “Business” and Item 1A. “Risk Factors” in the Company’s Form 10-K for the year ended December 29, 2018. The Company disclaims any intention or obligation to update or revise forward‐looking statements, whether as a result of new information, future events or otherwise.

This news release will discuss some non-GAAP financial measures, which the Company believes are useful in evaluating our performance.  You should not consider the inclusion of this additional information in isolation or as a substitute for results prepared in accordance with GAAP.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com

Financial Tables Follow.

Helios Technologies Reports Second Quarter 2019 Results

August 5, 2019

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 29,	June 30,		June 29,	June 30,
	2019	2018	% Change	2019	2018	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Net sales	$143,842	$136,168	6%	$290,693	$233,486	25%
Cost of sales	87,615	85,764	2%	177,958	145,465	22%
Gross profit	56,227	50,404	12%	112,735	88,021	28%
Gross margin	39.1%	37.0%		38.8%	37.7%

Selling, engineering and administrative expenses	25,309	25,325	(0)%	51,465	43,640	18%
Amortization of intangible assets	4,545	8,076	(44)%	9,066	10,124	(10)%
Operating income	26,373	17,003	55%	52,204	34,257	52%
Operating margin	18.4%	12.5%		18.0%	14.7%

Interest expense, net	4,048	4,151	(2)%	8,433	4,634	82%
Foreign currency transaction loss, net	501	3,301	(85)%	62	3,812	(98)%
Miscellaneous (income) expense, net	(157)	80	(296)%	(50)	44	(214)%
Change in fair value of contingent consideration	56	251	(78)%	775	653	19%
Income before income taxes	21,925	9,220	138%	42,984	25,114	71%
Income tax provision	4,660	2,424	92%	9,315	6,407	45%
Net income	$17,265	$6,796	154%	$33,669	$18,707	80%

Basic and diluted net income per common share	$0.54	$0.22	145%	$1.05	$0.61	72%

Basic and diluted weighted average shares outstanding	32,012	31,597		31,995	30,718

Dividends declared per share	$0.09	$0.09		$0.18	$0.18

NM = Not meaningful

Helios Technologies Reports Second Quarter 2019 Results

August 5, 2019

HELIOS TECHNOLOGIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 29,	December 29,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,283	$23,477
Restricted cash	38	38
Accounts receivable, net of allowance for doubtful accounts
of $1,529 and $1,336	81,817	72,806
Inventories, net	97,176	85,989
Income taxes receivable	1,262	4,549
Other current assets	14,745	9,997
Total current assets	208,321	196,856
Property, plant and equipment, net	146,607	126,868
Deferred income taxes	7,870	9,463
Goodwill	382,221	383,131
Other intangibles, net	310,092	320,548
Other assets	4,746	5,299
Total assets	$1,059,857	$1,042,165
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$41,867	$40,879
Accrued compensation and benefits	15,396	13,260
Other accrued expenses and current liabilities	13,642	9,941
Current portion of contingent consideration	1,047	18,120
Current portion of long-term non-revolving debt, net	6,357	5,215
Dividends payable	2,882	2,878
Income taxes payable	1,852	2,697
Total current liabilities	83,043	92,990
Revolving line of credit	250,950	255,750
Long-term non-revolving debt, net	87,766	91,720
Contingent consideration, less current portion	893	840
Deferred income taxes	52,478	57,783
Other noncurrent liabilities	26,473	12,314
Total liabilities	501,603	511,397
Commitments and contingencies	-	-
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001,
no shares outstanding	-	-
Common stock, 100,000,000 shares authorized, par value $0.001,
32,017,300 and 31,964,775 shares outstanding	32	32
Capital in excess of par value	362,104	357,933
Retained earnings	246,828	219,056
Accumulated other comprehensive loss	(50,710)	(46,253)
Total shareholders’ equity	558,254	530,768
Total liabilities and shareholders’ equity	$1,059,857	$1,042,165

Helios Technologies Reports Second Quarter 2019 Results

August 5, 2019

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended
	June 29,	June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$33,669	$18,707
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	17,195	17,076
Loss on disposal of assets	79	8
Stock-based compensation expense	2,781	2,061
Amortization of debt issuance costs	358	371
Benefit for deferred income taxes	(1,095)	-
Amortization of acquisition related inventory step-up	-	3,125
Change in fair value of contingent consideration	775	653
Forward contract (gains) losses, net	(409)	3,493
Other, net	940	196
(Increase) decrease in operating assets:
Accounts receivable	(9,586)	(13,666)
Inventories	(12,276)	(4,754)
Income taxes receivable	(488)	(46)
Other current assets	(3,312)	(501)
Other assets	781	270
Increase (decrease) in operating liabilities:
Accounts payable	1,178	5,908
Accrued expenses and other liabilities	4,176	1,660
Income taxes payable	3,078	(3,405)
Other noncurrent liabilities	(1,668)	(39)
Contingent consideration payment in excess of acquisition date fair value	(10,731)	-
Net cash provided by operating activities	25,445	31,117
Cash flows from investing activities:
Capital expenditures	(15,413)	(10,581)
Proceeds from dispositions of equipment	597	3
Acquisition of business, net of cash acquired	-	(527,144)
Cash settlement of forward contract	-	(2,535)
Net cash used in investing activities	(14,816)	(540,257)
Cash flows from financing activities:
Borrowings on revolving credit facility	85,639	258,000
Repayment of borrowings on revolving credit facility	(91,000)	(117,250)
Borrowings on long-term non-revolving debt	-	100,932
Repayment of borrowings on long-term non-revolving debt	(2,910)	(1,250)
Borrowings unders factoring arrangements	-	1,044
Proceeds from stock issued	843	240,602
Dividends to shareholders	(5,759)	(5,281)
Debt issuance costs	-	(1,763)
Payment of contingent consideration liability	(7,064)	-
Other financing activities	(1,141)	(570)
Net cash (used in) provided by financing activities	(21,392)	474,464
Effect of exchange rate changes on cash, cash equivalents and restricted cash	569	736
Net decrease in cash, cash equivalents and restricted cash	(10,194)	(33,940)
Cash, cash equivalents and restricted cash, beginning of period	23,515	63,922
Cash, cash equivalents and restricted cash, end of period	$13,321	$29,982

Helios Technologies Reports Second Quarter 2019 Results

August 5, 2019

HELIOS TECHNOLOGIES

SEGMENT DATA

(in thousands)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales:
Hydraulics	$113,710	$103,634	$230,173	$166,243
Electronics	30,132	32,534	60,520	67,243
Consolidated	$143,842	$136,168	$290,693	$233,486

Gross profit and margin:
Hydraulics	$42,407	$39,422	$85,040	$62,870
	37.3%	38.0%	36.9%	37.8%
Electronics	13,820	14,107	27,695	28,276
	45.8%	43.4%	45.8%	42.1%
Corporate and other	-	(3,125)	-	(3,125)
Consolidated	$56,227	$50,404	$112,735	$88,021
	39.1%	37.0%	38.8%	37.7%

Operating income and margin:
Hydraulics	$24,123	$25,401	$47,885	$38,844
	21.2%	24.5%	20.8%	23.3%
Electronics	6,488	6,532	13,000	13,639
	21.6%	20.0%	21.5%	20.2%
Corporate and other	(4,238)	(14,930)	(8,681)	(18,226)
Consolidated	$26,373	$17,003	$52,204	$34,257
	18.4%	12.5%	18.0%	14.7%

Helios Technologies Reports Second Quarter 2019 Results

August 5, 2019

HELIOS TECHNOLOGIES

ADDITIONAL INFORMATION

(Unaudited)

2019 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	2019	% of Total
Americas:
Hydraulics	$41.6		$41.2		$82.9
Electronics	26.1		26.6		52.7
Consol. Americas	67.7	46%	67.8	47%	135.6	47%
EMEA:
Hydraulics	41.8		36.8		78.5
Electronics	2.5		1.8		4.3
Consol. EMEA	44.3	30%	38.6	27%	82.8	28%
APAC:
Hydraulics	33.1		35.7		68.8
Electronics	1.8		1.7		3.5
Consol. APAC	34.9	24%	37.4	26%	72.3	25%
Total	$146.9		$143.8		$290.7

2018 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	Q3	% of Total	Q4	% of Total	2018	% of Total
Americas:
Hydraulics	$26.4		$39.7		$38.4		$44.2		$148.7
Electronics	30.1		27.9		27.4		23.5		108.9
Consol. Americas	56.5	58%	67.6	50%	65.8	48%	67.7	49%	257.6	51%
EMEA:
Hydraulics	19.6		40.5		34.6		34.9		129.6
Electronics	2.7		2.7		2.7		2.0		10.1
Consol. EMEA	22.3	23%	43.2	32%	37.3	28%	36.9	27%	139.7	27%
APAC:
Hydraulics	16.6		23.4		31.1		32.4		103.5
Electronics	1.9		2.0		1.6		1.7		7.2
Consol. APAC	18.5	19%	25.4	18%	32.7	24%	34.1	24%	110.7	22%
Total	$97.3		$136.2		$135.8		$138.7		$508.0

Helios Technologies Reports Second Quarter 2019 Results

August 5, 2019

HELIOS TECHNOLOGIES

Non-GAAP Adjusted Operating Income RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018
GAAP operating income	$26,373	$17,003	$52,204	$34,257
Acquisition-related amortization of intangible assets	4,484	8,015	8,945	10,004
Acquisition-related amortization of inventory step-up	-	3,125	-	3,125
Acquisition and financing-related expenses	-	3,731	11	4,927
Restructuring charges	-	59	-	170
Non-GAAP adjusted operating income	$30,857	$31,933	$61,160	$52,483
GAAP operating margin	18.4%	12.5%	18.0%	14.7%
Non-GAAP Adjusted operating margin	21.5%	23.5%	21.0%	22.5%

Non-GAAP Cash Net Income RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018
Net income	$17,265	$6,796	$33,669	$18,707
Acquisition-related amortization of inventory step-up	-	3,125	-	3,125
Acquisition and financing-related expenses	-	3,731	11	4,927
Restructuring charges	-	59	-	170
Foreign currency forward contract loss	-	2,030	-	2,535
Change in fair value of contingent consideration	56	251	775	653
Amortization of intangible assets	4,545	8,076	9,066	10,124
Tax effect of above	(1,150)	(4,318)	(2,463)	(5,384)
Non-GAAP cash net income	$20,716	$19,750	$41,058	$34,857
Non-GAAP cash net income per diluted share	$0.65	$0.63	$1.28	$1.13

Adjusted EBITDA RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018
Net income	$17,265	$6,796	$33,669	$18,707
Interest expense, net	4,048	4,151	8,433	4,634
Income tax provision	4,660	2,424	9,315	6,407
Depreciation and amortization	8,624	12,347	17,195	17,076
EBITDA	34,597	25,718	68,612	46,824
Acquisition-related amortization of inventory step-up		3,125		3,125
Acquisition and financing-related expenses	-	3,731	11	4,927
Restructuring charges	-	59	-	170
Foreign currency forward contract loss	-	2,030	-	2,535
Change in fair value of contingent consideration	56	251	775	653
Adjusted EBITDA	$34,653	$34,914	$69,398	$58,234
Adjusted EBITDA margin	24.1%	25.6%	23.9%	24.9%

Helios Technologies Reports Second Quarter 2019 Results

August 5, 2019

Non-GAAP Financial Measures:

Adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, cash net income and cash net income per diluted share are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP.  Nevertheless, Helios believes that providing non-GAAP information such as adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, cash net income and cash net income per diluted share are important for investors and other readers of Helios’s financial statements, as they are used as analytical indicators by Helios’s management to better understand operating performance.  Because adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, cash net income and cash net income per diluted share are non-GAAP measures and are thus susceptible to varying calculations, adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, cash net income and cash net income per diluted share, as presented, may not be directly comparable to other similarly titled measures used by other companies.